SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2005
LAYNE CHRISTENSEN COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20578	48-0920712

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
(Address of Principal Executive Offices)

(913) 362-0510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF$ 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On September 28, 2005, in connection with the completion of the merger (the “Merger”) of Reynolds, Inc. (“Reynolds”) with and into a wholly-owned subsidiary of Layne Christensen Company (“Layne,” or the “Company”), Jeff Reynolds, the former President of Reynolds, was named a Senior Vice President of Layne. Mr. Reynolds is expected to be one of Layne’s four most highly compensated executive officers for the fiscal year ended January 31, 2006, with a base salary equal to $234,000 per year. Mr. Reynolds will be entitled to the Company’s standard vacation and benefits package. Mr. Reynolds is also eligible to receive a bonus for fiscal 2006 under the Reynolds Division of Layne Christensen Company Cash Bonus Plan (the “Reynolds Bonus Plan,” or the “Plan”). Under the Reynolds Bonus Plan, Layne will accrue and reserve a bonus pool to be distributed to all of the participants in the Plan in an amount equal to twenty percent (20%) of the annual net income earned by the Reynolds Division of Layne (before giving effect to any amounts paid pursuant to the Plan), subject to reduction in the event the Reynolds Division does not generate EBITDA in excess of its EBITDA target for that year. The EBITDA target for the Reynolds Division for each plan year through January 31, 2009 is $16,500,000. The annual distribution from the bonus pool to be made to Jeff Reynolds shall be determined by the compensation committee of Layne.
     The foregoing description of the Reynolds Bonus Plan is qualified in its entirety by reference to the Reynolds Bonus Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
     A copy of the press release issued by the Company with respect to the Merger and the appointment of Jeff Reynolds as an officer and director of Layne is attached hereto as Exhibit 99.1.
     The other information required by this item is included in Items 2.01, 2.03, 5.02 and 9.01 below.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.
     On September 28, 2005, the Merger was consummated (the “Closing”). The purchase price for Reynolds Stock totaled $112.2 million which was paid to the shareholders of Reynolds as described below. At the Closing, the shareholders of Reynolds transferred all shares of common stock of Reynolds (“Reynolds Stock”) for the following consideration to be paid at the indicated times:
(a)	At the Closing, the shareholders of Reynolds received (i) $60 million in cash (subject to a working capital adjustment), and (ii) 2,222,216 shares of Layne restricted common stock with a closing price of $23.48 on September 28, 2005, and
(b)	After the first thirty-six (36) full calendar months following Closing (the “Earnout Measurement Period”), a contingent earn-out payment will be paid based upon the EBITDA performance of the acquired operations during the Earnout Measurement Period (and calculated pursuant to a formula set forth in the Merger Agreement), with a maximum earn-out payment of $15 million. The earn-out payment is payable following the Earnout Measurement Period, as follows: (i) 60% of the earn-out payment will be paid in cash, and (ii) 40% of the earn-out payment will be paid by the issuance of shares of Layne common stock (or a lesser amount of stock, and correspondingly more cash, to the extent the stock issuance requires stockholder approval under the NASDAQ rules and the stockholders of Layne do not approve the stock issuance).

     At the Closing, Layne acquired the Reynolds Stock and merged Reynolds with and into a wholly-owned subsidiary of Layne. Pursuant to the Merger, this subsidiary acquired all the working capital, property, plant and equipment, and intangible assets owned or leased by Reynolds. Such assets were used by Reynolds in providing products and services to the water and wastewater industries. Business lines include design/build water and wastewater treatment plants, water supply wells, Ranney collector wells, water intakes and transmission lines.
     The foregoing description of the Merger is qualified in its entirety by reference to the Agreement and Plan of Merger, dated as of August 30, 2005, between Layne, Layne Merger Sub 1, Inc., Reynolds and certain stockholders of Reynolds (the “Merger Agreement”), a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.
     The other information required by this item is included in Item 1.01 above and Items 2.03, 5.02 and 9.01 below.
ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     Concurrent with the Merger, Layne expanded its revolving credit facility with LaSalle Bank National Association, as Administrative Agent, and a group of additional banks by entering into an Amended and Restated Loan Agreement (the “Amended Loan Agreement”) with LaSalle Bank National Association, as Administrative Agent and as Lender (the “Administrative Agent”), and the other Lenders listed therein (the “Lenders”), providing a $130 million revolving credit facility (the “Credit Facility”), approximately $80 million of which was used to pay the cash portion of the Merger and refinance Layne’s current debt. The Credit Facility provides for interest at variable rates equal to, at the Company’s option, a LIBOR rate plus 1.00% to 2.00%, or a base rate, as defined in the Amended Loan Agreement plus up to .50%, depending upon the Company’s leverage ratio. The Credit Facility is unsecured.
     The ability of the Company to borrow under the Credit Facility is subject to the Company’s ongoing compliance with certain covenants, including restrictions on the incurrence of additional indebtedness and liens, investments, acquisitions, transfer or sale of assets, payment of dividends and certain financial maintenance covenants, including among others, fixed charge coverage, maximum debt to EBITDA, and minimum tangible net worth. In addition, under the terms of the Credit Facility, if any event of default occurs, including payment default or insolvency of the Company, the Administrative Agent and the Lenders would be entitled to accelerate any outstanding amounts owed by the Company. As of September 28, 2005, the Company was in compliance with the covenants set forth in the Amended Loan Agreement.
     The foregoing description of the Credit Facility is qualified in its entirety by reference to the Amended Loan Agreement, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.
     Concurrently with the consummation of the Merger, Layne also entered into a Letter Amendment No. 2 to Master Shelf Agreement (the “Amended Shelf Agreement”) with Prudential Investment Management, Inc., and the other purchasers listed therein (collectively, the “Purchasers”), which (i) provided for an increase in the amount of senior promissory notes available to be issued under the shelf facility created by the Master Shelf Agreement, dated as of July 31, 2003, from an aggregate principal amount of $60,000,000 to an aggregate principal amount of $100,000,000 (as increased, the “Shelf Facility”), thus, creating an available facility amount of $40,000,000 as of September 28, 2005, and (ii) reinstated and extended the issuance period under the Amended Shelf Agreement to September 15, 2007.

As of September 28, 2005, the Company had $60,000,000 of senior promissory notes outstanding under the Shelf Facility. No borrowings were made under the Shelf Facility in connection with the Merger.
     The ability of the Company to borrow under the Shelf Facility is subject to the Company’s ongoing compliance with certain covenants, including restrictions on the incurrence of additional indebtedness and liens, investments, acquisitions, transfer or sale of assets, payment of dividends and certain financial maintenance covenants, including among others, fixed charge coverage, maximum debt to EBITDA, and minimum tangible net worth. In addition, under the terms of the Shelf Facility, if any event of default occurs, including payment default or insolvency of the Company, the Purchasers would be entitled to accelerate any outstanding amounts owed by the Company. As of September 28, 2005, the Company was in compliance with the covenants set forth in the Amended Shelf Agreement.
     The foregoing description of the Shelf Facility is qualified in its entirety by reference to the Amended Shelf Agreement, a copy of which is filed as Exhibit 4.2 hereto and incorporated herein by reference.
ITEM 3.02    UNREGISTERED SALES OF EQUITY SECURITIES.
     In connection with the Closing of the Merger on September 28, 2005, Layne issued 2,222,216 shares of unregistered common stock, $0.01 par value per share, as partial consideration for the Reynolds Stock acquired in the Merger, as more fully described in Item 2.01 above. The shares of common stock issued pursuant to the Merger Agreement were issued in a private placement under Section 4(2) of the Securities Act of 1933, as amended.
     The other information required by this item is included in Item 2.02 above.
ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     As mentioned in Item 1.01 above, on September 28, 2005, in connection with the Closing of the Merger, Jeff Reynolds was named a Senior Vice President of Layne. On the same date, Mr. Reynolds was also elected to Layne’s Board of Directors. Mr. Reynolds is 39 years old and for the past five years he has served as the President of Reynolds, Inc., a company which provides products and services to the water and wastewater industries. Mr. Reynolds does not have a written employment agreement with Layne. However, the details of his compensation arrangement with the Company are set forth in Item 1.01 above, and Mr. Reynolds will not receive any additional compensation for his services as a director of the Company. Mr. Reynolds was elected as a director of Layne pursuant to an agreement contained in the Merger Agreement providing for his election to Layne’s Board of Directors upon the consummation of the Merger for a term expiring in 2006. Since Mr. Reynolds is an employee of the Company, and therefore is not an independent director, he is not expected to serve on any committees of the Board of Directors at this time. Prior to the completion of the Merger, Reynolds was a party to an agreement with Jet Transport, LLC, covering the use by Reynolds of certain aircraft owned by Jet Transport, LLC. Jeff Reynolds is the sole member of Jet Transport, LLC. This agreement was terminated prior to the completion of the Merger. In connection with the termination of the agreement, the parties agreed to negotiate in good faith to enter into a new agreement for the rental of aircraft by Reynolds from Jet Transport on terms and conditions which are arms length and commercially reasonable. Pending negotiation and execution of such agreement, Reynolds may continue to rent aircraft from Jet Transport and such rentals shall be on the terms and conditions contained in the new agreement.
     The other information required by this item is included in Items 1.01 and 2.01 above.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(a)	Financial statements of businesses acquired. To be filed by amendment no later than December 14, 2005.
(b)	Pro forma financial information. To be filed by amendment no later than December 14, 2005.
(c)	Exhibits.
4.1	Amended and Restated Loan Agreement, dated as of September 28, 2005, by and among Layne Christensen Company, LaSalle Bank National Association, as Administrative Agent and as Lender, and the other Lenders listed therein.
4.2	Letter Amendment No. 2 to Master Shelf Agreement, dated as of September 28, 2005, by and among Layne Christensen Company, Prudential Investment Management, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, Security Life of Denver Insurance Company and such other Purchasers of the Notes as may be named in the Master Shelf Agreement from time to time.
10.1	Reynolds Division of Layne Christensen Company Cash Bonus Plan, dated September 28, 2005.
10.2	Agreement and Plan of Merger, dated August 30, 2005, among Layne Christensen Company, Layne Merger Sub 1, Inc., Reynolds, Inc. and the Stockholders of Reynolds, Inc. listed on the signature pages thereto.
99.1	Press Release issued by Layne Christensen Company, dated September 30, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAYNE CHRISTENSEN COMPANY
Date: October 4, 2005	By:	/s/ A.B. Schmitt

Name: Andrew B. Schmitt Title: President and Chief Executive Officer